Exhibit 10.23
CASH TRANSFORMATION INCENTIVE AWARD NOTICE

This Cash Transformation Incentive Award Notice (this “Award Notice”) sets forth the terms and conditions of your Cash Transformation Incentive Award (the “Award”) that is subject to the terms and conditions specified herein and that is granted to you by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), under the United Airlines Holdings, Inc. 2021 Incentive Compensation Plan (as amended from time to time, the “Plan”) with respect to the Vesting and Performance Periods specified on Exhibit A.

SECTION 1. The Plan; Target Opportunity; Performance Criteria and Performance Goals; CARES Act.

(a)    The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated into this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern except to the extent that (i) any term herein is required to comply with the CARES Act (as defined below) or (ii) any term in the Plan is required to be modified to comply with the CARES Act.

(b)    Target Award Opportunity; Performance Criteria and Performance Goals. Your target (“Target Award”) opportunity is set forth in your Fidelity account. The Award shall vest in accordance with the Performance Criteria and Performance Goals established by the Committee, which are as set forth in Exhibit A.

(c)    CARES Act. The Company, United Airlines, Inc. (“United”), and United employees have benefited from U.S. government support provided by the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and subsequent payroll support and loan programs. Under the CARES Act, United and certain employees are subject to restrictions, including compensation limits applicable to employees whose 2019 total compensation exceeded $425,000. Additional compensation limits apply to employees with 2019 total compensation in excess of $3 million, and compensation limits also apply to employees with compensation over the specified limits during subsequent reference time periods. The Company and United have designed employee compensation programs to comply with the requirements of the CARES Act and the related payroll support and loan programs. Notwithstanding the foregoing, if this Award is deemed to violate requirements of the CARES Act and the related payroll support and loan programs, this Award shall be void to the extent necessary to comply with such requirements.

SECTION 2. Vesting and Settlement.

(a)     Vesting. Subject to the terms and conditions of this Award Notice and the provisions of the Plan, your Award shall vest and be settled as set forth on Exhibit A, provided that you must be actively employed by the Company or an Affiliate on each applicable Vesting Date specified on Exhibit A, except as set forth on Exhibit A or as otherwise determined by the Committee in its sole discretion.

(b)     Settlement of Award. Any amount payable pursuant to this Award shall be paid in cash no later than sixty (60) days following each applicable Vesting Date set forth on Exhibit A, except as otherwise set forth on Exhibit A.

SECTION 3. Forfeiture. Unless the Committee determines otherwise, and except as otherwise provided in Exhibit A, if the vesting of the Award has not occurred prior to the date of your Termination of Employment, your rights with respect to the Award shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect to the Award.

SECTION 4. Non-Transferability of Award. Unless otherwise provided by the Committee in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 5. Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Notice by and among, as applicable, the Company, its Affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company (and/or your local employer, if applicable) holds certain personal information about you, which information may include, but is not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, resume, wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract details, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all awards (if any) granted, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any proceeds acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Human Resources. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Human Resources.

SECTION 6. Tax Withholding. The Company shall have the right to withhold from any payment hereunder all applicable federal, state, local and other taxes as required by law.

SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 8. Committee Discretion. Pursuant to Section 3(e) of the Plan, the Committee may delegate to one or more senior officers of the Company the authority to make grants of Awards and all necessary and appropriate decisions and determinations with respect thereto. The Committee, and any officer to whom the Committee has delegated authority pursuant to the Plan, shall have full and plenary discretion with respect to any actions to be taken or determinations to be made pursuant to the Plan and this Award Notice, and any such determinations shall be final, binding and conclusive. Any references in this Award Notice to the Committee shall be deemed to include any officer to whom the Committee has delegated authority pursuant to the Plan.

SECTION 9. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan relating to Section 409A of the Code, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice shall be subject to the provisions of Section 7(c) of the Plan relating to the adjustment of Awards upon the occurrence of certain unusual, infrequently occurring or nonrecurring events).

SECTION 10. Priority of Interpretation. To the extent permitted by the Plan, in the event of any conflict between the terms of this Award Notice and the terms of any plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to you, the terms of such plan, program, agreement or arrangement shall govern.

SECTION 11. Miscellaneous.

(a)     Continuation of Employment; Not a Contract of Employment; No Acquired Rights. This Award Notice shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Notice interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an Affiliate or Subsidiary or as prohibited by law.

(b)     Not a Part of Salary. In accepting the grant of an Award under the Plan, you acknowledge that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Notice; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of cash incentive awards, or benefits in lieu of cash incentive awards, even if cash incentive awards have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) any payment with respect to the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the grant of the Award is provided for future services to the Company and its Affiliates and is not under any circumstances to be considered compensation for past services; (vii) in the event that you are an employee of the Company, Affiliate or Subsidiary, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (viii)  no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company, its Affiliates and its Subsidiaries from any such claim that may arise; and (ix) in the event of the termination of your employment, your right to receive the Award and receive a payment in settlement of the Award, if any, will terminate in accordance with the terms of the Plan and this Award Notice and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the Award after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

(c)     Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

(d)     Foreign Indemnity. You agree to indemnify the Company for your portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or settlement of this Award.

(e)     English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you have received the Award Notice, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(g)     Section 409A. This Award is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Award Notice are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4) and each payment hereunder shall be considered a separate payment. In the event the terms of this Award Notice would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Award Notice to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Award Notice. To the extent any amounts under this Award Notice are payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Award Notice, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (A) each such payment which is conditioned upon your execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if you are a specified employee (within the meaning of Section 409A of the Code) as of the date of your separation from service, each such payment that is payable upon your separation from service and would have been paid prior to the six-month anniversary of your separation from service, shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of your death.

(h) Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the cash acquired under the Plan, if any, in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Affiliates and Subsidiaries, as may be required to allow the Company and the Company’s Affiliates and Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

(i)     Governing Law. All questions concerning the construction, validity and interpretation of this Award Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.

(k)     Additional Requirements. The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(l)     Additional Information. If you have any questions regarding this Award Notice, please contact ____________________________, or your HR Partner. If you wish to obtain a copy of the Plan or a list of names and addresses of any potential recipients of the Data please contact _______________________________.

EXHIBIT A
Performance and Vesting Criteria and Performance Goals

1.Performance Criterion and Performance Goals. Achievement of a Performance Goal means that the performance achieved by the Company with respect to the applicable measurement period equals or exceeds the Entry Level, Target Level or Stretch Level goal established by the Committee for the related Performance Criterion (metric) established by the Committee, which is as follows:

•[PERFORMANCE GOAL DESCRIPTION TO BE INSERTED OR TO BE COMMUNICATED TO RECIPIENT]

•[INSERT PERFORMANCE LEVELS ]*

* Vesting of awards for performance achieved between performance goal levels shall be interpolated between incentive percentage levels.

Performance Period: The “Performance Period” for this Award shall mean the period ____________________.

2.Vesting. The Award shall vest as follows:

Vested Amount (% of Target)(1)	Vesting Date
(2)
(2)

(1)     Calculation of Payment Amount. The Award shall vest at ____% of the total Target Award on each of the first ___ Vesting Dates. This represents the Entry Level of performance and is a guaranteed payment amount subject to the continued employment requirement referenced in footnote 2 below. Following the end of the Performance Period, the Committee shall review and certify the total level of performance achieved and the vested amount on the final Vesting Date shall be calculated based on the level of performance achieved reduced by the amounts paid on the first two Vesting Dates, provided that such reductions shall not reduce the total payment amounts under the Award below ___% of the total Target Award level.

(2)     Continued Employment. Vesting is subject to continued and active employment through the Vesting Date (other than termination of employment upon death, Disability, Retirement or due to Change of Control, each as provided for herein).

3.Termination due to Death or Disability. In the event your employment terminates by reason of death or termination by the Company due to Disability prior to the last Vesting Date, then you or your estate (as the case may be) shall vest in the Target Award on a pro-rated basis, calculated based on (A) the number of days in the period beginning [insert the first day of the vesting period], and ending on the termination date divided by (B) the total number of days in the _____-year vesting period ([insert vesting period dates]), subject to a minimum payout of ___% of the Target Award. In the event you vest in the Award pursuant to this Section 3, the pro-rated Target Award shall be paid to you within 60 days following your termination of employment due to death or Disability, reduced by the amounts, if any, paid on the first and second Vesting Dates (___% of the Target Award).

4.Termination due to Retirement. In the event of your termination of employment due to Retirement prior to the last Vesting Date, then you will be eligible for pro-rata vesting of the portion of the Award that would be payable on the third Vesting Date, subject to certification of achievement of the performance criterion and reduced by the amounts, if any, paid on the first and second Vesting Dates. Such pro-rata payment shall be paid to you within 60 days following the third Vesting Date. The pro-rata portion of the Award shall be calculated based on (A) the number of days in the period beginning [insert first day of vesting period], and ending on the termination date divided by (B) the total number of days in the _____-year vesting period ([insert vesting period dates]) and reducing the pro-rated Award by the portion of the Award, if any, paid on the first and second Vesting Dates. For the avoidance of doubt, if you terminate due to Retirement prior to either of the first or second Vesting Dates, you will not be eligible to receive a payment on the applicable first or second Vesting Date that follows your Retirement but you shall remain eligible to receive the pro-rated Award on the last Vesting Date, determined based on actual performance in accordance with this Section 4. For purposes of this Award, “Retirement” means your termination of employment from the Company and its Subsidiaries upon having achieved age 50 with 20 years of service with the Company and its Subsidiaries, age 55 with ten years of service with the Company and its Subsidiaries, or age 65.

5.Vesting upon a Change of Control. If a Change of Control occurs and you are employed by the Company or a subsidiary on the day immediately preceding the Change of Control, then (i) the Performance Goal specified in Section 1 shall be deemed to be achieved at a level equal to the Target Level and (ii) you shall vest in the Target Award. The Award shall be distributed to you or your estate (as the case may be) within 60 days following the last Vesting Date, subject to your continued employment through the last Vesting Date unless (i) you are terminated under circumstances entitling you to severance under the terms of the severance policy applicable to you as of the [insert first day of vesting period] or (ii) if no such severance policy is applicable to you, you are involuntarily terminated by the Company without cause as determined by the Committee, then you shall receive the target Award within 60 days of such termination of employment. Notwithstanding the foregoing, following a Change of Control, if you are eligible for Retirement on or prior to ________________, then you shall receive, within 60 days following the conclusion of each calendar year during the Performance Period, the pro-rated portion of the Target Award earned during each such calendar year based on your continued service through the earlier to occur of your Retirement or the last Vesting Date, with any pro-rata vesting ceasing upon your termination of employment and, for amounts earned between the end of the Performance Period and the last Vesting Date, such amounts shall be paid to you within 60 days following the last Vesting Date; provided, further, if you are eligible for Retirement upon the occurrence of a Change of Control or if you terminated employment due to Retirement prior to a Change of Control, then the pro-rated Target Award earned through the date of the Change of Control shall be paid to you within 60 days following the Change of Control and, to the extent you remain employed with the Company following a Change of Control, you shall continue to vest, on a pro-rata basis, in the Target Award under this Section 5, with the pro-rated Target Award payable within 60 days following the conclusion of each year in the Performance Period in which such pro-rata portion of the Target Award was earned and, for amounts earned between the end of the Performance Period and the last Vesting Date, such amounts shall be paid to you within 60 days following the last Vesting Date.